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EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Numbers 333-99481, 333-99353, 333-105336, 333-86164 and 333-77573 on Form S-8,
Registration Statement Numbers 333-110170 and 333-87999 on Form S-3 and Post Effective Amendment No. 1 to Registration Statement 333-88632 on Form S-3 to Form S-4 of Ameritrade Holding Corporation of our reports dated December 9, 2004 (November 17, 2005 as to the effects of the restatement discussed in Note 18) which report contains an explanatory paragraph related to the restatement discussed in Note 18 , appearing in this Annual Report on Form 10-K/A of Ameritrade Holding Corporation for the year ended September 24, 2004.

/s/ Deloitte & Touche LLP

Omaha, Nebraska
November 17, 2005